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                                                                    EXHIBIT 1(b)



                        MERRILL LYNCH INDEX FUNDS, INC.

                             ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                 Merrill Lynch Index Funds, Inc., a Maryland corporation (hereinafter called the "Corporation") having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                 FIRST: The total number of shares of capital stock which the Corporation currently has authority to issue is One Hundred Million (100,000,000) shares, of the par value of One Hundredth of One Cent ($.0001) per share, and of the aggregate par value of Ten Thousand Dollars ($10,000). Such capital stock consists of four series, known as Merrill Lynch Large Cap Index Fund, Merrill Lynch Small Cap Index Fund, Merrill Lynch Aggregate Bond Index Fund and Merrill Lynch International Equity Index Fund (collectively, the "Series," and each, a "Series"). Each Series consists of Twenty Five Million (25,000,000) shares. The shares of each Series consist of two classes of shares designated Class A shares and Class D shares (the "Classes"). Each Class of each Series consists of Twelve Million Five Hundred Thousand (12,500,000) shares.

                 SECOND: Article IV, Section (1) of the Articles of Incorporation is hereby amended to increase the shares of capital stock of the Corporation as follows:

                 The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, of the par value of One Hundredth of One Cent ($.0001) per share, and of the aggregate par value of One Hundred Thousand Dollars ($100,000). Each Series shall consist, until further changed, of Two Hundred Fifty Million (250,000,000) shares. Each Class of each Series shall consist, until further changed, of One Hundred Twenty Five Thousand (125,000,000) shares.

                 THIRD: Article IV, Section (1) of the charter of the Corporation is hereby further amended to change the names of two of the Series as follows:

Old Name of Series                                      New Name of Series
------------------                                      -------------------
Merrill Lynch Large Cap Index Fund                      Merrill Lynch S&P 500
                                                        Index Fund

Merrill Lynch International Equity Index Fund           Merrill Lynch
                                                        International Index Fund

                 FOURTH: The foregoing amendments do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of shares of capital stock of the Corporation or of any Class of any
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Series thereof as the same are currently set forth in Article IV of the
Corporation's Articles of Incorporation.

                 FIFTH: The foregoing amendments have been effected in the manner and by the vote required by the Corporation's charter and the laws of the State of Maryland. The amendments were approved by a majority of the entire Board of Directors of the Corporation; and at the time of approval by the Board of Directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.

                 SIXTH: Except as amended hereby, the Corporation's charter shall remain in full force and effect.

                 The President acknowledges these Articles of Amendment to the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendments of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

                 IN WITNESS WHEREOF, MERRILL LYNCH INDEX FUNDS, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested by its Secretary effective the 20th day of December, 1996.


                        MERRILL LYNCH INDEX FUNDS, INC.


                        By:  /s/ Terry K. Glenn
                             -----------------------------------------
                             Terry K. Glenn
                             President


ATTEST:


/s/ Mark B. Goldfus
------------------------
Mark B. Goldfus
Secretary


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